Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 (No. 333- 272291) (the “Registration Statement”) of our report dated February 21, 2023, except for the effects of the revision to the December 31, 2020 statutory basis financial statements discussed in Note 2, as to which the date is February 2, 2024, relating to the statutory financial statements of The Guardian Insurance & Annuity Company. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 2, 2024